Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:

John C. Ferrara

Chief Financial Officer

EDGAR Online, Inc.

(212) 457-8200

jferrara@edgar-online.com

EDGAR Online, Inc. Reports Receipt of Deficiency Notice from NASDAQ

NEW YORK, NY – July 2, 2008 – EDGAR® Online®, Inc. (NASDAQ: EDGR), today announced that on July 1, 2008, it received a deficiency notice from The Nasdaq Stock Market that the Company is not in compliance with the minimum market value of listed securities requirement for continued listing on The Nasdaq Global Market, because the market value of the Company’s listed common stock was less than $50 million for 10 consecutive trading days prior to June 30, 2008. Receipt of this notice has no immediate effect on the listing of the Company’s common stock.

The notice states that the Company has 30 calendar days, or until July 31, 2008, to regain compliance with the minimum market value standard. Specifically, if at any time before July 31, 2008, the market value of the Company’s listed securities is $50 million or more for a minimum of 10 consecutive trading days, the Company will regain compliance with the minimum standard for market value of listed securities. The notice also states that if the Company cannot demonstrate compliance with that standard by July 31, 2008, the Nasdaq staff will notify the Company in writing that its common stock will be delisted from The Nasdaq Global Market.

In the event that the Company receives notice that its common stock will be delisted, the Company will be permitted to appeal the delisting determination to a Nasdaq Listings Qualifications Panel. Alternatively, the Company may apply, by no later than July 31, 2008, to transfer its common stock to The Nasdaq Capital Market. In order to transfer, the Company must satisfy the continued inclusion requirements for that market, which the Company believes it currently does and will as of July 31, 2008. If the Company submits a transfer application by July 31, 2008, the initiation of the delisting proceedings will be stayed pending the Nasdaq staff’s review of the application.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with (i) our ability to increase revenues, obtain profitability and obtain additional financing, (ii) changes in general economic and business conditions (including in the online business and financial information industry), (iii) actions of our competitors, (iv) the extent to which we are able to develop new services and markets for our services, (v) the time and expense involved in such development activities, (vi) potential acquisitions, (vii) the level of demand and market acceptance of our services, (viii) our ability to satisfy regulatory and stock exchange standards and requirements and (ix) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.